Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-128977) of National Atlantic Holdings Corporation of our report dated March 12, 2007, relating to the consolidated financial statements and consolidated financial statement schedules of National Atlantic Holdings Corporation and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting, which appear in this Annual Report on Form 10-K of National Atlantic Holdings Corporation for the year ended December 31, 2006.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Harrisburg, Pennsylvania
March 12, 2007